Exhibit 99 777 E. Wisconsin Ave. Milwaukee, WI 53202 USA Fax: 414.382.5560
News Release

Contact:	Pam Kassner Media Relations Rockwell Automation 414-807-0870	Tim Oliver Investor Relations Rockwell Automation 414-212-5210

Rockwell Automation Reports Fourth Quarter and Full Year Results

o	Diluted earnings per share from continuing operations of $0.51 in the quarter
o	Revenue up 18 percent in the quarter; 16 percent excluding currency translation
o	Free cash flow of $202.9 million in the quarter; $498.9 million for the full year
o	Expects fiscal year 2005 diluted EPS in the range of $2.15 to $2.25

MILWAUKEE (November 4, 2004) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2004 fourth quarter income from continuing operations of $96.6 million ($0.51 per share). This result includes the following items:

o	Charges of $26.3 million ($16.3 million after tax, or $0.09 per share) at Control Systems related to an ongoing facilities rationalization program; and

o	A net tax benefit of $7.5 million ($0.04 per share) related to a state tax refund.

Income from continuing operations in 2003 was $62.6 million ($0.33 per share).

Income from discontinued operations in the 2004 fourth quarter was $51.4 million ($0.27 per share) and was comprised of the following:

Rockwell Automation
Fourth quarter results

o	An after-tax gain on the sale of our FirstPoint Contact business of $32.1 million ($0.17 per share);

o	Net income of our FirstPoint Contact business of $0.9 million; and

o	A net tax benefit of $18.4 million ($0.10 per share) related to a state tax refund.

Net income for the 2004 fourth quarter was $148.0 million ($0.78 per share) compared to $67.6 million ($0.35 per share) in 2003.

Sales for the fourth quarter were $1,206.2 million, up 18 percent compared to $1,024.9 million in the fourth quarter of 2003. Currency translation accounted for two percentage points of the growth. Segment operating earnings in the fourth quarter were $172.9 million, up 32 percent compared to $131.0 million in the fourth quarter of 2003.

Full Year 2004

Full year 2004 income from continuing operations was $354.1 million ($1.85 per share) including tax benefits of $46.3 million ($0.24 per share). This result compares to income from continuing operations in 2003 of $281.4 million ($1.48 per share) including tax benefits of $69.4 million ($0.37 per share). Full year 2004 net income was $414.9 million ($2.17 per share) compared to $286.4 million ($1.51 per share) in 2003.

Sales for the full year were $4,411.1 million, up 10 percent compared to $3,992.3 million in fiscal 2003. Currency translation accounted for three percentage points of

Rockwell Automation
Fourth quarter results

the growth. Segment operating earnings for fiscal 2004 were $595.4 million, up 32 percent compared to $452.2 million in 2003.

Free cash flow for the fourth quarter was $202.9 million, compared to $114.1 million in the fourth quarter of 2003. Free cash flow for the full year was $498.9 million compared to $312.3 million for the full year 2003.

Keith D. Nosbusch, president and chief executive officer, said, “Our performance in the fourth quarter again validates our balanced strategy of investing in sustainable growth, while working to maintain a competitive cost structure. Our strengthened global market presence allowed us to take advantage of the stronger demand in our end markets. I am proud of the efforts of our employees to deliver such excellent financial performance.”

Outlook

Commenting on the outlook for 2005, Nosbusch continued, “Looking ahead, though growth rates will vary from quarter to quarter, we continue to see strong customer demand and improving conditions across our markets. While fourth-quarter customer capital investment and pent-up demand drove revenue to above-trend levels, we are optimistic that a gradual uptrend is sustainable.” Nosbusch concluded, “I remain convinced that we have never been better positioned to meet customer needs and respond to the long-term factors driving manufacturing.”

Rockwell Automation
Fourth quarter results

We expect 2005 revenue growth of 6 to 8 percent, excluding currency translation, and operating margins of approximately 15 percent. Accordingly, we expect diluted earnings per share to be in the range of $2.15 to $2.25 per share. Free cash flow in 2005 is expected to exceed net income, consistent with our long-term goal.

Earnings per share for the fiscal first quarter of 2005 is expected to be about $0.48 per share.

Following is a discussion of fourth quarter and full year results for each business.

Control Systems

Control Systems fourth quarter sales were $999.5 million, an increase of 18 percent compared to $845.8 million in the fourth quarter of 2003. Two percentage points of the growth was due to the effect of currency translation. The strong growth was seen across nearly all our businesses, including a 33 percent increase at the Logix platform business. From a regional perspective, sales in the U.S. increased 18 percent in the 2004 fourth quarter while non-U.S. sales increased 13 percent, excluding the effect of currency translation. Segment operating earnings were $151.6 million, an increase of 31 percent compared to $115.6 million in the fourth quarter of 2003. Segment operating earnings in the 2004 fourth quarter includes $26.3 million of charges associated with an ongoing facilities rationalization program. These charges were more than offset by earnings from higher volume and productivity improvements. Control Systems return on sales was 15.2 percent in the fourth quarter of 2004 compared to 13.7 percent in 2003.

Rockwell Automation
Fourth quarter results

Sales for the full year were $3,658.6 million, an increase of 11 percent compared to sales of $3,287.4 million in 2003. Four percentage points of the growth was due to the effect of currency translation. Segment operating earnings were $527.9 million, an increase of 33 percent compared to $397.6 million in 2003. Control Systems return on sales for the year was 14.4 percent compared to 12.1 percent in 2003.

Power Systems

Power Systems fourth quarter sales were $206.7 million, an increase of 15 percent compared to sales of $179.1 million in the 2003 fourth quarter. Segment operating earnings were $21.3 million, an increase of 38 percent compared to $15.4 million in the fourth quarter of 2003. The increase in segment operating earnings was driven by productivity improvements, higher volume, and price increases, the combination of which more than offset higher material costs. Power Systems return on sales was 10.3 percent in the fourth quarter of 2004 compared to 8.6 percent in 2003.

Sales for the full year were $752.5 million, an increase of 7 percent compared to $704.9 million in 2003. Segment operating earnings were $67.5 million, an increase of 24 percent compared to $54.6 million in 2003. Power Systems return on sales for the year was 9 percent compared to 7.7 percent in 2003.

General Corporate – Net

Fourth quarter general corporate expenses were $28.5 million compared to $24 million in the 2003 fourth quarter. Expenses in 2004 include a $5 million contribution to our

Rockwell Automation
Fourth quarter results

charitable corporation and charges associated with environmental remediation at legacy sites that were $4.2 million higher than the fourth quarter of 2003.

General corporate expenses for the full year were $88.3 million compared to $66.8 million in 2003. Expenses in 2004 include environmental remediation charges that were $9.7 million higher than in 2003, contributions to our charitable corporation of $7 million, and $5 million of expenses associated with corporate staff changes.

Income Taxes

In 2004, we recognized the following tax benefits:

o	$4.3 million in the first quarter related to additional state tax benefits associated with the research and experimentation credit refund claim recorded in 2003;

o	$34.5 million in the third quarter resulting from the resolution of certain tax matters primarily related to former businesses; and

o	$7.5 million in the fourth quarter resulting from a state tax refund related to prior years.

The result of these tax benefits was a reduction of the effective tax rate in 2004 from 30 percent to 19 percent. The effective tax rate in 2005 is expected to be approximately 31 percent.

In 2003, we recognized a net tax benefit of $69.4 million related to the settlement of a U.S. research and experimentation credit refund claim.

Rockwell Automation
Fourth quarter results

Discontinued Operations

In September 2004, we sold our FirstPoint Contact business for cash and a note convertible into a minority interest in the buyer. The results of operations of FirstPoint Contact for all periods as well as the after-tax gain on sale of $32.1 million ($0.17 per share) are reflected in discontinued operations. Income from discontinued operations in 2004 also includes a tax benefit of $18.4 million ($0.10 per share) resulting from a state tax refund related to prior years, and income of $7.6 million ($4.6 million after tax, or $0.02 per share) from a final judgment in a legal proceeding related to our former operation of the Rocky Flats facility of the Department of Energy.

Cash Flow

Free cash flow for the fourth quarter of 2004 was $202.9 million compared to $114.1 million in 2003. Full year 2004 free cash flow was $498.9 million compared to free cash flow of $312.3 million in 2003. The increase in free cash flow in 2004 was the result of higher pre-tax earnings, lower U.S. federal tax payments as a result of tax benefits related to the voluntary pension contributions and increased benefits from the exercise of stock options, and refunds from various taxing authorities related to prior years. These factors more than offset the higher voluntary contributions to our U.S. qualified pension trust which totaled $125 million in 2004 compared to $50 million in 2003. We expect cash tax payments to approach income tax expense going forward.

Rockwell Automation
Fourth quarter results

Rockwell Automation defines free cash flow as cash flows from operating activities reduced by capital expenditures.

A conference call to discuss our financial results will take place at 10:00 A.M. Eastern Time on November 4. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “expect(s),” “will,” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, the following:

o	economic and political changes in international markets where we compete, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors we cannot control;
o	demand for and market acceptance of new and existing products;
o	levels of capital spending in industrial markets;
o	the availability and price of components and materials;
o	successful development of advanced technologies;
o	the availability and effectiveness of our information technology systems;
o	competitive product and pricing pressures;
o	future terrorist attacks;
o	intellectual property infringement claims by others and the ability to protect our intellectual property;
o	the uncertainties of litigation; and
o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Rockwell Automation
Fourth quarter results

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisconsin, the company employs about 20,000 people serving customers in more than 80 countries.

# # #

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
Sales
Control Systems	$999.5	$845.8	$3,658.6	$3,287.4
Power Systems	206.7	179.1	752.5	704.9

Total Sales	$1,206.2	$1,024.9	$4,411.1	$3,992.3

Segment Operating Earnings
Control Systems	$151.6	$115.6	$527.9	$397.6
Power Systems	21.3	15.4	67.5	54.6

Total Segment Operating Earnings	172.9	131.0	595.4	452.2

Purchase accounting amortization	(6.8)	(6.8)	(27.3)	(26.9)
General corporate - net	(28.5)	(24.0)	(88.3)	(66.8)
Loss on disposition of a business	—	—	—	(8.4)
Interest expense	(10.9)	(11.1)	(41.7)	(52.5)

Income from continuing operations before income taxes	126.7	89.1	438.1	297.6
Income tax provision (see Note 1)	(30.1)	(26.5)	(84.0)	(16.2)

Income from continuing operations	96.6	62.6	354.1	281.4
Income from discontinued operations (see Note 2)	51.4	5.0	60.8	5.0

Net income	$148.0	$67.6	$414.9	$286.4

Diluted Earnings Per Share:
Continuing operations	$0.51	$0.33	$1.85	$1.48
Discontinued operations	0.27	0.02	0.32	0.03

Net income	$0.78	$0.35	$2.17	$1.51

Average Diluted Shares	189.6	190.7	191.1	190.1

(1)	See Supplemental Sales and Earnings Information for a summary of separately reported tax items and the composition of income from discontinued operations.

(2)	In September 2004, the company sold its FirstPoint Contact business. The results of operations of FirstPoint Contact are included in discontinued operations for all periods presented.

10

ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	September 30, 2004	September 30, 2003
ASSETS
Cash	$473.8	$226.4
Receivables	719.9	651.5
Inventories	574.3	536.1
Deferred income taxes	132.7	159.7
Other current assets	125.4	118.3

Total current assets	2,026.1	1,692.0
Property	804.5	917.1
Goodwill	811.1	798.2
Other intangible assets	323.8	339.8
Other assets	235.7	192.8

Total	$4,201.2	$3,939.9

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$0.2	$8.7
Accounts payable	362.2	315.2
Compensation and benefits	202.3	163.4
Income taxes payable	8.3	15.0
Other current liabilities	290.6	273.4

Total current liabilities	863.6	775.7
Long-term debt	757.7	764.0
Retirement benefits	505.6	656.7
Deferred income taxes	89.3	35.3
Other liabilities	124.0	121.4
Shareowners’ equity	1,861.0	1,586.8

Total	$4,201.2	$3,939.9

11

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Year Ended September 30,
	2004	2003
CONTINUING OPERATIONS:
OPERATING ACTIVITIES:
Income from continuing operations	$354.1	$281.4
Adjustments to arrive at cash provided by operating activities:
Depreciation	159.7	168.5
Amortization of intangible assets	27.0	22.1
Pension trust contributions	(157.3)	(65.9)
Retirement benefits expense	92.6	70.7
Income tax matters	(46.3)	(69.4)
Net loss on disposition of property	24.3	3.8
Deferred income taxes	63.6	26.4
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(48.2)	(13.0)
Inventories	(28.5)	20.3
Accounts payable	37.1	6.9
Compensation and benefits	35.2	7.7
Income taxes	7.2	(32.8)
Changes in other assets and liabilities	76.4	(6.8)

Cash provided by operating activities	596.9	419.9

INVESTING ACTIVITIES:
Capital expenditures	(98.0)	(107.6)
Acquisitions of businesses, net of cash acquired	—	(25.7)
Proceeds from sales of property and businesses	32.4	6.6
Other investing activities	0.4	(4.7)

Cash used for investing activities	(65.2)	(131.4)

FINANCING ACTIVITIES:
Repayments of debt	(8.4)	(153.4)
Cash dividends	(122.5)	(122.4)
Purchases of treasury stock	(258.4)	(128.4)
Proceeds from the exercise of stock options	78.5	70.4
Other financing activities	(1.2)	(1.5)

Cash used for financing activities	(312.0)	(335.3)

Effect of exchange rate changes on cash	1.8	(31.0)

Cash provided by (used for) continuing operations	221.5	(77.8)
Cash provided by discontinued operations	25.9	15.0

Increase (Decrease) in cash and cash equivalents	$247.4	$(62.8)

FREE CASH FLOW:
Cash provided by operating activities	$596.9	$419.9
Capital expenditures	(98.0)	(107.6)

Free cash flow (see Note 1)	$498.9	$312.3

(1)	The company’s definition of free cash flow, which is an internal performance measurement, may be different from definitions used by other companies.

12

ROCKWELL AUTOMATION, INC. SUPPLEMENTAL SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
INCOME TAXES

The income tax provision included the following separately reported items:

Research and experimentation credit refund claim	$—	$—	$4.3	$69.4
Resolution of certain tax matters	—	—	34.5	—
State tax refund	7.5	—	7.5	—

Total	$7.5	$—	$46.3	$69.4

The following summarizes the amounts per diluted share for the tax items above:

Research and experimentation credit refund claim	$—	$—	$0.02	$0.37
Resolution of certain tax matters	—	—	0.18	—
State tax refund	0.04	—	0.04	—

Total	$0.04	$—	$0.24	$0.37

INCOME EXCLUDING INCOME TAX BENEFITS

The following is a reconciliation of income from continuing operations (as reported) to income from continuing operations excluding separately reported tax benefits:

Income from continuing operations (as reported)	$96.6	$62.6	$354.1	$281.4
Deduct: Separately reported tax benefits	(7.5)	—	(46.3)	(69.4)

Income from continuing operations excluding tax benefits	$89.1	$62.6	$307.8	$212.0

The following is a reconciliation of income from continuing operations per diluted share (as reported) to income from continuing operations per diluted share excluding separately reported tax benefits:

Income from continuing operations per diluted share (as reported)	$0.51	$0.33	$1.85	$1.48
Deduct: Separately reported tax benefits per diluted share	(0.04)	—	(0.24)	(0.37)

Income from continuing operations excluding tax benefits	$0.47	$0.33	$1.61	$1.11

DISCONTINUED OPERATIONS

Income from discontinued operations included the following (all amounts are after tax):

Gain on sale of FirstPoint Contact	$32.1	$—	$32.1	$—
Net income from the operations of FirstPoint Contact	0.9	0.6	5.7	0.6
State tax refund	18.4	—	18.4	—
Rocky Flats legal proceeding	—	4.4	4.6	4.4

Total	$51.4	$5.0	$60.8	$5.0

The following summarizes the amounts per diluted share for the items above:

Gain on sale of FirstPoint Contact	$0.17	$—	$0.17	$—
Net income from the operations of FirstPoint Contact	—	—	0.03	0.01
State tax refund	0.10	—	0.10	—
Rocky Flats legal proceeding	—	0.02	0.02	0.02

Total	$0.27	$0.02	$0.32	$0.03

13

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Income Excluding Income Tax Benefits

The company’s press release contains information regarding income excluding income tax benefits in 2004 and 2003, which is a non-GAAP financial measure. Management believes that income excluding such income tax benefits is useful to investors because the benefits are not indicative of the magnitude of tax benefits the company may recognize in the future. Management uses income excluding such income tax benefits as one measure to monitor and evaluate the performance of the company.

Free Cash Flow

The company’s press release contains information regarding free cash flow, which is a non-GAAP financial measure. The company’s definition of free cash flow takes into consideration capital investment required to maintain the operations of the company and execute its strategy. Management believes that free cash flow provides useful information to investors regarding the company’s ability to generate cash from business operations that is available for acquisitions and other investments, debt service, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate the performance of the company.

The following table summarizes free cash flow by quarter for the company:

	Quarter Ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004
Cash provided by operating activities	$107.2	$89.1	$72.1	$151.5	$142.0	$126.9	$85.7	$242.3
Capital expenditures	(14.3)	(26.7)	(29.2)	(37.4)	(16.0)	(20.4)	(22.2)	(39.4)

Free cash flow	$92.9	$62.4	$42.9	$114.1	$126.0	$106.5	$63.5	$202.9

Effect of Currency Translation on Sales

The company’s press release contains information regarding the effect of currency translation on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects performance of the company without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding translation as one measure to monitor and evaluate the company’s regional performance.

The following is a reconciliation for the company of reported sales to sales excluding translation for 2004:

	Quarter Ended September 30, 2004			Year Ended September 30, 2004
	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation
United States	$741.3	$—	$741.3	$2,727.0	$—	$2,727.0
Canada	95.1	(4.7)	90.4	339.8	(30.9)	308.9
Europe, Middle East, Africa	206.4	(16.5)	189.9	779.6	(83.1)	696.5
Asia-Pacific	112.2	(2.7)	109.5	400.4	(21.0)	379.4
Latin America	51.2	2.4	53.6	164.3	2.5	166.8

Total	$1,206.2	$(21.5)	$1,184.7	$4,411.1	$(132.5)	$4,278.6

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding translation for 2004:

	Quarter Ended September 30, 2004			Year Ended September 30, 2004
	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation
United States	$561.8	$—	$561.8	$2,054.2	$—	$2,054.2
Canada	84.3	(4.1)	80.2	302.4	(27.4)	275.0
Europe, Middle East, Africa	203.6	(16.3)	187.3	766.0	(81.6)	684.4
Asia-Pacific	101.6	(2.7)	98.9	382.9	(21.0)	361.9
Latin America	48.2	2.2	50.4	153.1	1.7	154.8

Total	$999.5	$(20.9)	$978.6	$3,658.6	$(128.3)	$3,530.3

14